Exhibit 10.1

Agreement
Protrust Financial Services Group SA

and

Tally-Ho Ventures, Inc.

for the sale and purchase of all of the issued shares of Protrust Private Clients SA

August 4,  2006

CONTENTS

CLAUSEPAGE

1.	INTERPRETATION
2.	SALE AND PURCHASE
3.	COMPLETION
4.	POST COMPLETION UNDERTAKINGS
5.	WARRANTIES
6.	PLACEMENT AND REGISTRATION OF SHARES
7.	CONFIDENTIAL INFORMATION
8.	ANNOUNCEMENTS
9.	ASSIGNMENT
10.	COSTS
11.	EFFECT OF COMPLETION
12.	FURTHER ASSURANCES
13.	ENTIRE AGREEMENT
14.	VARIATIONS
15.	WAIVER
16.	INVALIDITY
17.	NOTICES
18.	COUNTERPARTS
19.	GOVERNING LAW AND JURISDICTION
20.	AGENT FOR SERVICE

SCHEDULE 1
Particulars relating to the Company
SCHEDULE 2
The Warranties
SCHEDULE 3
Seller Protection Clauses
SCHEDULE 4
Form of US Legal Opinion to be provided by Buyer's US Counsel

Agreed form documents:

1. Option Deed
2. Transitional Services Agreement
3. Promissory Note
4. US Legal Opinion
5. Disclosure Letter
6. Press Release
7. Management Accounts as at and for the period up to 30 June 2006
8. Bank Points Side Letter

THIS AGREEMENT is made on August 4, 2006

SCHEDULE 1  BETWEEN:

(1)
TALLY-HO VENTURES, INC. a company incorporated under the laws of the State of Delaware with file number 3594839 and having its registered office at 3422 Old Capitol Trail Suite 584, Wilmington, New Castle 19808, Delaware, USA and whose shares are traded on the Bulletin Board under symbol "TLYH" (the "Buyer"); and

(2)
PROTRUST FINANCIAL SERVICES GROUP SA a company incorporated under the laws of the Canton of Ticino, Switzerland whose registered is office at Via Frasca 5, PO Box 5237, CH-6901, Lugano, Switzerland (the "Seller").

SCHEDULE 2  THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this agreement the following words and expressions and abbreviations have the following meaning, unless the context otherwise requires:

"Accounts" means the unaudited financial statements of the Company corresponding to the rules set forth in the Swiss Code of Obligations as at and for the financial period ended on the Accounts Date;

"Accounts Date" means 31 December 2005;

"Bank Points" means a rebate of the margin charged by banks in respect of loans made to the customers of the Company which typically amounts to 0.2 to 0.25 per cent. of the value of loans outstanding payable annually;

"Business Day" means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

"Buyer's Group" means the Buyer, its holding companies and any subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

"CHF" or "Swiss Francs" means the means the lawful currency for the time being of Switzerland;

"Claim" means any claim by the Buyer against or to the Seller arising out of or in connection with this agreement, including any claim arising out of or in relation to the Warranties;

"Commission" means the Securities Exchange Commission;

"Company" means Protrust Private Clients SA (No. CH-514.3.008.409-1) to be renamed Master Trust Private Clients SA on or about the Completion Date;

"Completion" means the completion of the sale and purchase of the Shares in accordance with clause 3;

"Completion Date" means the date on which Completion occurs;

"Confidential Information" means all information relating to the Company's business, or financial or other affairs which is not publicly known;

"Consideration Shares" means 1,500,000 duly authorised, validly issued and fully paid shares of common stock in the capital of the Buyer to be issued by the Buyer pursuant to clause 2.3 as Restricted Securities, and each such share of common stock a "Consideration Share";

"Data Room Information" means the materials and information made available for inspection by the Buyer and its advisers at the offices of the Seller details of which are given in the Disclosure Letter;

"Disclosure Letter" means a letter of today's date together with the attachments thereto addressed by the Seller to the Buyer disclosing exceptions to the Warranties;

"Encumbrance" means all security interests, options, equities, claims, or other third party rights including rights of pre-emption of any nature whatsoever;

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

"Intellectual Property" means patents, trade marks, design rights, trade names, copyrights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, Know-How, trade secrets and other confidential information, and all other intellectual property rights of a similar or corresponding character in any part of the world;

"International Accounting Standards" or "IAS" means the international accounting standards, within the meaning of EC Regulation No. 1606/2002 of the European Parliament and the Council of 19 July 2002 on the application of international accounting standards, adopted from time to time by the European Commission in accordance with that Regulation;

"Know-How" means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and micro-film) including, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, specifications, quotations, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy;

"Promissory Note" means the promissory note in the principal aggregate amount of $3,000,000 in the agreed terms;

"Put Option Deed" means a deed of today's date in the agreed terms under which the Buyer grants to the Seller a put option over not less than 50 per cent. of the Consideration Shares exercisable by the Seller at any time from 1 January 2007 to 31 December 2007 (inclusive);

"Related Person" means in relation to any party its holding companies and any subsidiary undertakings and any associated companies from time to time of such holding company, all of them and each of them as the context admits;

"Restricted Securities" means restricted securities as defined in Rule 144 under the Securities Act;

"Securities Act" means the U.S. Securities Act of 1933, as amended;

"Seller's Group" means the Seller, its holding companies and any subsidiary undertakings and associated companies (excluding the Company) from time to time of such holding companies, all of them and each of them as the context admits;

"Seller's Solicitors" means Ashurst of Broadwalk House, 5 Appold Street, London EC2A 2HA;

"Share Charge" means the share charge in the agreed terms between the Buyer, the Seller and Master Finance Holdings to secure the obligations of the Buyer under the Promissory Note and the Put Option Deed;

"Shares" means all of the issued shares in the capital of the Company;

"Tax" or "tax" means any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith imposed, collected or assessed by, or payable to a Taxation Authority;

"Taxation Authority" means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax;

"Taxation Statutes" means all statutes, statutory instruments, orders enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax;

"Transitional Services Agreement" means the agreement to be entered into by, inter alia, the Buyer and Seller in the agreed terms relating to the provision of certain transitional services after Completion;

"US dollar" or "US$" means the lawful currency for the time being of the United States of America;

"US Legal Opinion" means the legal opinion in the agreed form covering the matters set out in schedule 4 addressed to the Seller and to be delivered by the Buyer's US counsel;

"VAT" means value added tax;

"Warranties" means the warranties set out in schedule 2; and

"Working Hours" means 9.30 am to 6.30 pm on a Business Day.

1.2	In this agreement unless otherwise specified, reference to:

(a)
a "subsidiary undertaking" is to be construed in accordance with section 258 of the UK Companies Act 1985 and a "subsidiary" or "holding company" is to be construed in accordance with section 736 of that Act;

(b)	a document in the "agreed terms" is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(c)	"includes" and "including" shall mean including without limitation;

(d)	a "party" means a party to this agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

(e)
a "person" includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(f)
a "statute" or "statutory instrument" or "accounting standard" or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

(g)	"clauses", "paragraphs" or "schedules" are to clauses and paragraphs of and schedules to this agreement;

(h)	"writing" includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(i)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(j)	the time of day is reference to time in London, England.

1.3	The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

2.	SALE AND PURCHASE

2.1
Upon the terms and subject to the conditions of this agreement, the Seller shall sell and the Buyer shall purchase the Shares with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto and all dividends declared after the date hereof in respect of the Shares.

2.2	The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it in relation to the Shares under the certificate or by-laws of the Company or otherwise.

2.3	The consideration for such sale and purchase shall be satisfied at Completion by:

(a)	the payment to the Seller of US$2,000,000 in cash; and

(b)	the delivery by the Buyer to the Seller of the Promissory Note; and

(c)	the issue to the Seller, or such other person as the Seller may direct, of the Consideration Shares.

3.	COMPLETION

3.1	Completion shall take place at the offices of the Seller's Solicitors immediately after the execution of this agreement.

3.2	On Completion the Seller shall deliver to or, if the Buyer shall so agree, make available to the Buyer:

(a)	bearer share certificates relating to the Shares;

(b)	the books of the Company;

(c)	a counterpart copy of the Transitional Services Agreement duly executed by the Seller; and

(d)	a counterpart copy of the Put Option Deed and the Share Charge duly executed by the Seller.

3.3	The Seller shall procure the passing of board resolutions of the Company:

(a)	appointing Jose Mathew Meleth to be a director of the Company; and

(b)	giving authority in favour of the directors appointed under clause 3.3(a) above or such other persons as the Buyer may nominate to operate the bank accounts thereof.

3.4	On or before Completion the Buyer shall:

(a)
provide for the transfer by electronic transfer in same day funds of US$2,000,000 to the Seller's Solicitor Account at Natwest Bank, 15 Bishopsgate, London EC2 Account no. 140/00/02778254, IBAN no. GB50 NWBK 6073 0102 7782 54, Swift NWBK GB2L or such other account as the Seller may designate to the Buyer in writing at least 2 Business Days prior to the date of due payment;

(b)	deliver the Promissory Note duly executed and issued by the Buyer to the Seller;

(c)	deliver to the Seller, or to such person as the Seller may direct, definitive share certificates for the Consideration Shares registered in the name of the Seller;

(d)	deliver to the Seller an executed US Legal Opinion;

(e)
deliver to the Seller a certified copy of the board authorisation for the execution and delivery of this agreement, the Put Option and the Promissory Note and the due issue of the Consideration Shares;

(f)	deliver to the Seller a counterpart of the Share Charge duly executed by the Buyer and Master Finance Holdings; and

(g)	deliver to the Seller a counterpart of the Put Option Deed and the Transitional Services Agreement duly executed by the Buyer.

3.5	The parties shall procure that on completion the Company shall deliver an executed copy of the Transitional Services Agreement to each of the Buyer and the Seller.

4.	POST COMPLETION UNDERTAKINGS

4.1
Following Completion, the Seller undertakes to the Buyer to use all reasonable endeavours to ensure that the Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it prior to Completion which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of a member of the Seller's Group.

4.2	Following Completion the Buyer undertakes:

(a)
to the Seller to use all reasonable endeavours to ensure that each member of the Seller's Group is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of the Company; and

(b)	to procure that, as soon as reasonably practicable after Completion and in any event within 30 days afterwards, the Company shall:

(i)
cease in any manner whatsoever to use, or display any trade or service marks, trade or service names or logos used or held by any member of the Seller's Group or any confusingly similar mark, name or logo including any incorporating the name "Protrust"; and

(ii)	change the name of the Company to a name not including the word "Protrust" or any confusingly similar word.

5.	WARRANTIES

5.1	The Seller warrants to the Buyer in the terms of the Warranties and each of the Warranties shall be construed as a separate warranty.

5.2
Any information supplied by or on behalf of the Company to or on behalf of the Seller in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of the Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Company and the Seller hereby waives any and all claims which it might otherwise have against the Company or any of its directors, officers, employees, agents or advisers in respect thereof save in respect of any rights it may have against any of them in respect of fraud or fraudulent concealment.

5.3	Any claim under the Warranties is subject to the terms and provisions of this clause 5 and schedule 3.

5.4
The Seller shall be under no liability under the Warranties in relation to any matter forming the subject matter of a claim thereunder to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter or the Data Room Information.

5.5	The Buyer warrants to the Seller that (and each such warranty shall be construed as a separate warranty):

(a)	the Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

(b)
the Buyer has all requisite corporate power to enter into this agreement and the execution and delivery of this agreement and the Completion of the transactions contemplated hereby, have, where required, been duly and validly authorised by the Buyer and no other proceedings or action on the part of the Buyer is necessary to authorise the agreement or to complete the transactions contemplated;

(c)
the Consideration Shares when issued in accordance with this agreement will be duly authorised, validly issued, fully paid and non-assessable and issued in compliance with all applicable U.S., state and foreign securities laws and will not be subject to any pre-emptive or other similar rights;

(d)
it has disclosed to the Seller all agreements, arrangements and understandings (whether verbal or in writing) between any member of the Buyer's Group and any director, employee, contractor or agent of the Company;

(e)	it will have the necessary cash resources to meet its obligations at Completion under this agreement;

(f)	as at the date of this agreement, it is not aware of any fact or circumstance that could give rise to any Claim against the Seller;

(g)
entry into and performance by the Buyer of this agreement and/or the Put Option Deed will not violate or conflict with the provisions of its certificate of incorporation or by-laws in any way that would materially adversely affect its ability to enter into or perform its obligations under this agreement, the Transitional Services Agreement, the Promissory Note and/or the Put Option Deed;

(h)	the entry into this agreement by it will not result in violation or breach of any law or any contract, agreement or other understanding to which it is a party; and

(i)
the Buyer has filed all reports required to be filed with the Commission since 1 January 2003 (collectively, including all exhibits thereto, the "SEC Reports"). None of such SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act.

5.6
The Buyer undertakes to the Seller that it shall, and shall procure that the Company shall, preserve for a period of at least eight years (or any longer period as may be required by law) from Completion all books, records and documents of the Company existing at Completion. The Buyer shall permit and allow, and shall procure that the Company shall permit and allow, upon reasonable written notice (and in any event within two days after written notice being given) and during Working Hours, the employees, agents and professional advisers of the Seller or any member of the Seller's Group specified in such notice reasonable access to such books, records and documents and the right to inspect the same and at the Seller's expense, make copies thereof. The Seller hereby agrees (for itself and on behalf of any of its employees, agents and professional advisers) in favour of the Buyer to keep confidential all confidential information disclosed to it or which it learns as a result of being given access to the books, records and documents under this clause 5.6.

5.7	The only warranties given by the Seller in respect of or relating to:

(a)	Intellectual Property are contained in paragraph 6 of schedule 2;

(b)	officers, employees and trade unions are contained in paragraph 13 of schedule 2; and

(c)	Tax or any Taxation Statutes are contained in paragraph 14 of schedule 2,

and no claim or proceeding which could be brought within any of the paragraphs specified in clause 5.7(a)-(c) above shall be brought except under one of those paragraphs and no liability which arises under one of those paragraphs shall also arise under any other such paragraph or under any other Warranty.

5.8	Any payment due in respect of any claim under this agreement shall for all purposes be deemed to be and shall take effect as a reduction in the consideration paid by the Buyer for the Shares.

6.	PLACEMENT AND REGISTRATION OF SHARES

6.1	Placement / Public Offer

Upon written request from the Seller at any time and from time to time after 1 January 2007 until 31 December 2007, the Buyer hereby agrees and undertakes to use its best efforts to effect a placing of such number of Consideration Shares as the Seller may request in writing at a price per Consideration Share not less than 80 per cent. (or such other discount as may be agreed between the parties) of the closing mid-price for each share of common stock in the capital of the Buyer on the Business Day immediately prior to the date of written request by the Seller. Such placing shall be effected by way of either:

(a)	a registered public offer in the United States of the Consideration Shares; or

(b)	an unregistered private placement, including through a private investment in public equity (or PIPE) transaction,

and the relevant method shall be agreed by the Buyer and the Seller based on the advice of an internationally recognised investment bank in the United States.

6.2	Buyer Undertakings

The Buyer undertakes that upon receipt of a written request from the Seller pursuant to clause 6.1, it will use its best efforts to effect the sale of such Consideration Shares in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request the Buyer shall, where necessary or appropriate:

(a)	retain an internationally recognised investment bank in the United States to act as financial adviser and/or underwriter or placement agent for the transaction, at the cost of the Buyer;

(b)
prepare and file with the Commission a registration statement in respect of the Consideration Shares and use best efforts to cause such registration statement to become and remain effective until the completion of the sale;

(c)
prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and not misleading until completion of the sale;

(d)
immediately notify the Seller, at any time when a prospectus relating to Consideration Shares is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the Seller, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available any such supplement or amendment;

(e)
enter into customary agreements including, if applicable, an underwriting agreement in customary form (which shall not require the Seller to indemnify the underwriter with respect to misstatements or omissions in the registration statement); and

(f)	in connection with an underwritten offering, participate in customary efforts to sell the securities under the offering, including, without limitation, participating in "road shows".

6.3	Piggy-Back Registration

(a)
If at any time the Buyer proposes to file a registration statement under the Securities Act with respect to an offering by the Buyer for its own account or for the account of any of its respective security holders (other than a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission), then the Buyer shall give prompt written notice of such proposed filing to the Seller as soon as practicable (but in no event less than 20 days before the anticipated filing date), and such notice shall offer the Seller the opportunity to register such number of Consideration Shares as the Seller may request (which request shall specify the Consideration Shares intended to be disposed of by the Seller and the intended method of distribution thereof) (a "Piggy-Back Registration"). The Buyer shall use its best efforts to cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Consideration Shares requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Buyer or any other security holder included therein and to permit the sale or other disposition of such Consideration Shares in accordance with the intended method of distribution thereof. Except as set forth in clause 6.1(c), the Seller shall have the right to withdraw its request for inclusion of its Consideration Shares in any registration statement pursuant to this clause 6.1 by giving written notice to the Buyer of its request to withdraw, provided, however, that in the event of such withdrawal, the Seller shall be responsible for all fees and expenses (including fees and expenses of counsel) incurred by the Seller prior to such withdrawal except as set forth in clause 6.1(c). The Buyer may withdraw a Piggy-Back Registration at any time prior to the time it becomes effective.

No registration effected under this clause 6.1, and no failure to effect a registration under this clause 6.1, shall relieve the Buyer of its obligation to effect a registration upon the request of the Seller pursuant to clause 6.1, and no failure to effect a registration under this clause 6.1 and to complete the sale of Consideration Shares in connection therewith shall relieve the Buyer of any other obligation under this clause 6.

(b)
Notwithstanding anything to the contrary contained herein, if the managing underwriter or underwriters of any underwritten offering described in clause 6.1 have informed, in writing, the Seller that it is their opinion that the total number of shares which the Buyer, the Seller and any other persons desiring to participate in such registration intend to include in such offering is such as to materially and adversely affect the success of such offering, then the number of shares to be offered shall be reduced or limited in the following order of priority: (x) first, the number of shares to be offered by all other holders of securities of the Buyer other than the Seller or others who have registration rights to the extent necessary to reduce the total number of shares as recommended by such managing underwriters; and (y) second, if further reduction or limitation is required, the number of shares to be offered for the account of the Seller shall be reduced or limited to the extent necessary to reduce the total number of shares as recommended by such managing Underwriters; provided, however, that the reduction for the account of the Seller shall not result in the number of shares of the Seller included in the offering to be less than 25 per cent. of the total number of shares offered.

(c)
If, as a result of the proration provisions of clause 6.1(b), the Seller shall not be entitled to include at least 50 per cent. of the Consideration Shares in a Piggy-Back Registration that the Seller has requested to be included, the Seller may elect to withdraw its request to include Consideration Shares in such registration (a "Withdrawal Election") without incurring any liability for its fees and expenses; provided, however, that a Withdrawal Election shall be irrevocable and, after making a Withdrawal Election, the Seller shall no longer have any right to include Consideration Shares in the Piggy-Back Registration as to which such Withdrawal Election was made.

6.4	Expenses

In connection with any public offer or placement of Consideration Shares pursuant to clause 6.1 or any Piggy-Back Registrations under clause 6.3, the Buyer shall pay the following expenses incurred in connection therewith (the "Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Consideration Shares), (iii) processing, duplicating and printing expenses, (iv) the Buyer's internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Consideration Shares, (vi) reasonable fees and disbursements of counsel for the Buyer and customary fees and expenses for independent certified public accountants retained by the Buyer (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested), (vii) the reasonable fees and expenses of any special experts retained by the Buyer in connection with such registration, (viii) reasonable fees and expenses of one firm of counsel for the Seller, (ix) any fees and disbursements of underwriters, placement agents or financial advisers customarily paid by issuers or sellers of securities (save for brokerage fees in respect of the sale), and (x) any underwriting fees, discounts or commissions attributable to the sale of Consideration Shares. Brokerage fees in connection with any public offer or placement of Consideration Shares pursuant to clause 6.1 shall be borne by the Seller but the Buyer shall use its best endeavours to ensure that such brokerage fees are as low as possible.

6.5	Indemnity

The Buyer agrees that it shall, to the full extent permitted by law, indemnify and hold harmless the Seller, its affiliates, officers, directors, employees and agents, and each person, if any, who controls or is under common control with the Seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage, liability, cost or expense arising out of, or based upon, any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Consideration Shares or any amendment or supplement thereto, or arising out of, or based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Buyer of any federal or state securities laws or any rule or regulation thereof, except insofar as the same are based upon information furnished in writing to the Buyer by the Seller expressly for use therein. If such indemnification is unavailable, in lieu of indemnifying any such person, the Buyer shall contribute to the amount paid or payable by such person in such proportion as is appropriate to reflect the relative fault of the Buyer and the Seller in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of the Buyer on the one hand and the Seller on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Buyer and the Seller agree that it would not be just and equitable if the contribution provided for above were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In no circumstances shall the Seller be required to contribute any amount in excess of the amount by which the total price at which the Consolidation Shares were offered to the public (less underwriting discounts and commissions). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.	CONFIDENTIAL INFORMATION

7.1	The Seller shall not and shall procure that no other member of the Seller's Group shall use or disclose to any person Confidential Information;

7.2	Clause 7.1 does not apply to:

(a)	disclosure of Confidential Information to or at the written request of the Buyer;

(b)	use or disclosure of Confidential Information required to be disclosed by law or any regulatory body;

(c)	disclosure of Confidential Information to professional advisers for the purpose of advising the Seller; or

(d)	Confidential Information which becomes generally known other than by the Seller's breach of clause 7.1.

8.	ANNOUNCEMENTS

8.1
No party shall disclose the making of this agreement or its terms or the existence or the terms of the Put Option Deed, the Transitional Services Agreement or the Promissory Note (except those matters set out in the press release in the agreed terms) and each party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other party unless disclosure is:

(a)	to its professional advisers; or

(b)	required by law or the rules or standards of any applicable regulatory body and disclosure shall then only be made by that party:

(i)
after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party; and

(ii)	to the person or persons and in the manner required by law or the applicable regulatory body or as otherwise agreed between the parties.

8.2	The restrictions contained in clause 8.1 shall apply without limit of time.

9.	ASSIGNMENT

This agreement is personal to the parties and accordingly no party without the prior written consent of the other shall assign, transfer, charge or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement neither shall any party delegate any of its obligations under this agreement or subcontract their provision to any third party or agent whatsoever.

10.	COSTS

Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

11.	EFFECT OF COMPLETION

The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

12.	FURTHER ASSURANCES

12.1
Each of the parties shall from time to time upon request from the other do or procure the doing of all acts and/or execute or procure the execution of all such documents in so far as each is reasonably able and in a form reasonably satisfactory to the party concerned for the purpose of transferring to the Buyer the Shares and otherwise giving the other party the full benefit of this agreement.

12.2
After Completion the Seller shall, and shall procure that each relevant member of the Seller's Group shall, co-operate with the Buyer in arranging the amendment of payment instructions for the payment of the Bank Points to any account nominated by the Buyer.

13.	ENTIRE AGREEMENT

13.1
Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

(a)
this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

(b)
neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto; and

(c)
the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and, for the avoidance of doubt, neither it (nor its Related Persons, where appropriate) have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

PROVIDED THAT the provisions of this clause 13 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

14.	VARIATIONS

This agreement may be varied only by a document signed by or on behalf of each of the Seller and the Buyer.

15.	WAIVER

15.1
A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

15.2
No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.3	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

16.	INVALIDITY

16.1	If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

17.	NOTICES

17.1
Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or air mail:

In the case of the Buyer to:
Tally-Ho Ventures, Inc. 115 Route D'Arlon L-8311 Capellen Luxembourg
Fax:	+352 2630 1540
Attention:	Jose Meleth

With copy to:
Philip J. Englund
3460 Corte Clarita
Carlsbad, CA 9209
USA
Fax:	+1 760 753 7410

In the case of the Seller to:
Protrust Financial Services Group SA Via Frasca 5 PO Box 5237 CH-C901 Lugano Switzerland
Fax:	+41 91 973 6060
Attention:	Alex Bell

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by air mail, two Business Days after the date of posting; and

(c)	if sent by fax, when despatched;

and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly stamped or franked for air mail, addressed and placed in the post and, in the case of a fax transmission, that such fax was duly transmitted to the fax number referred to above.

17.2
A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 17.1 provided that such notification shall only be effective:

(a)	on the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

18.	COUNTERPARTS

This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

19.	GOVERNING LAW AND JURISDICTION

19.1
Subject to clause 19.4, this agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

19.2
Subject to clause 19.4, each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement or its formation (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

19.3
Subject to clause 19.4, each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Dispute brought in any court referred to in this clause shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

19.4
The provisions of clause 6 shall be governed by the laws of the State of Delaware and each of the parties to this agreement irrevocably agrees that the courts of the State of Delaware shall have non-exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with clause 6.

20.	AGENT FOR SERVICE

20.1
Without prejudice to any other permitted mode of service the parties agree that service of any claim forms, notice or other document ("Documents") for the purpose of any proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:

(a)	the Transferor to Ashurst, Broadwalk House, 5 Appold Street London EC2A 2HA (marked for the attention of Mark Sperotto); and

(b)	the Buyer to Lane & Partners LLP, 15 Bloomsbury Square, London WC1A 2LS, United Kingdom (marked for the attention of Nick Sayers),

or such other person and address in England and/or Wales as the Seller shall notify the Buyer in writing or vice versa from time to time.

20.2
The Buyer hereby irrevocably designates and appoints Cozen O'Connor (the "Authorised Agent"), as its authorised agent upon whom process may be served in any suit or proceeding in the United States by delivery or by registered mail with return receipt requested to its registered office (which, as of the date hereof, is Suite 1400, Chase Manhattan Centre, 1201 North Market Street, Wilmington, DE 19801) to the attention of Jill Deeney (which service of process by registered mail shall be effective with respect to the Buyer so long as such return receipt is obtained, or in the refusal to sign such receipt the Seller is able to produce evidence of attempted delivery by such means). The Buyer hereby irrevocably authorizes and directs its Authorized Agent to accept such service. The Buyer further agrees that service of process upon its Authorized Agent and written notice of said service to Cozen O'Connor, as the case may be, as set forth above shall be deemed in every respect effective service of process upon the Buyer in any suit or proceeding in the Untied States. Nothing herein shall affect the right of any person to serve process in any other manner permitted by law. The Buyer agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

IN WITNESS whereof this agreement has been executed on the date first above written.

SCHEDULE 3

Particulars relating to the Company

Authorised share capital:	CHF100,000

Issued share capital:	CHF100,000

Directors:	Christopher Matthew
Luigi Pifferetti

Auditors:	KPMG

Accounting reference date:	31 December

Registered Office:	Via Frasca 5 6901 Lugano Switzerland

SCHEDULE 4

The Warranties

Any Warranty expressed to be given "to the best of the Seller's knowledge and belief" or "so far as the Seller is aware" or otherwise qualified by reference to the knowledge of the Seller means so far as is within the actual knowledge of Mr. Alex Bell.

1.	SELLER'S CAPACITY

1.1	Authorisations

The Seller has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement.

2.	THE COMPANY AND THE SHARES

2.1	Incorporation and existence

The Seller and the Company are both Société Anonyme incorporated under the laws of Switzerland and have been in continuous existence since incorporation.

2.2	The Shares

(a)	The Seller is the only legal and beneficial owner of the Shares.

(b)	The Company has not allotted any shares other than the Shares and the Shares are paid up in cash or in kind.

(c)	There is no Encumbrance in relation to any of the Shares.

(d)
Other than this agreement, there is no agreement, arrangement or obligation requiring the sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

3.	ACCOUNTS

3.1	General

(a)	The Accounts show a true and fair view of the:

(i)	assets, liabilities, financial position and state of affairs of the Company at the Accounts date;

(ii)	the profits and losses of the Company for the financial period ended on the Accounts Date;

(b)
The Accounts have been prepared in accordance with the Swiss Law of Obligations and any other law, applicable standards, principles and practices generally accepted in Switzerland including, where relevant, International Accounting Standards.

(c)
Except as stated in the Accounts, the Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared in respect of the three years before the Accounts Date.

3.2	Accounting and other records

The books of account and other records of the Company are up-to-date and have been maintained in all respects in accordance with the Swiss Law of Obligations and any other law, applicable standards, principles and practices generally accepted in Switzerland including, where relevant, International Accounting Standards.

4.	CHANGES SINCE THE ACCOUNTS DATE

4.1	General

Since the Accounts Date the Company has carried on its business in the ordinary and usual course and so as to maintain the business as a going concern.

4.2	Specific

Since the Accounts Date:

(a)
the Company has not made, or agreed to make, capital expenditure exceeding in total CHF50,000 or incurred, or agreed to incur, a commitment or connected commitments involving capital expenditure exceeding in total CHF50,000;

(b)	no substantial supplier has ceased or substantially reduced its trade with the Company or has materially altered the terms of trade to the Company's disadvantage;

(c)	the Company has not declared, paid or made a dividend or other distribution except to the extent provided in the Accounts;

(d)	no resolution of the shareholders of the Company has been passed outside of the usual course of business;

(e)	the Company has not repaid or redeemed share or loan capital, or made (whether or not subject to conditions) an agreement or arrangement or undertaken an obligation to do any of those things;

(f)	the Company has not paid nor is under an obligation to pay any management charges.

5.	ASSETS

5.1	Title

So far as the Seller is aware there are no Encumbrances, nor so far as the Seller is aware has the Company agreed to create any Encumbrances, over any part of its assets and each asset included in the Accounts or acquired by it so far as the Seller is aware since the Accounts Date (other than assets sold in the ordinary course of business):

(a)	is legally and beneficially owned by the Company; and

(b)	where capable of possession, in the possession of the Company.

6.	INTELLECTUAL PROPERTY

6.1	General

The Company is legally entitled to use all Intellectual Property used in connection with its business free from Encumbrances.

6.2	Confidential agreements

So far as the Seller is aware none of the operations of the Company involve the unauthorised use of confidential information disclosed to any Company in circumstances which might entitle a third party to make a claim against the Company.

7.	EFFECT OF SALE

7.1	General

Neither the execution nor performance of this agreement or any document to be executed at or before Completion will so far as the Seller is aware:

(a)	conflict with, or result in a material breach of an agreement, arrangement or obligation to which the Company is a party; or

(b)	result in any substantial customer cease dealing with the Company; or

(c)	result in any substantial supplier cease supplying to the Company;

(d)	result in any officer or senior employee leaving the Company; or

(e)	make the Company liable to transfer or purchase any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.

8.	CONSTITUTION

8.1	Intra vires

The Company has the power to carry on its business as now conducted.

8.2	Powers of attorney

The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way and which power of attorney remains in force or was granted or conferred within one year of the Completion Date.

8.3	Statutory documents

The statutory documents of the Company are up to date and where permitted by law are in its possession and are true and complete in accordance with the law.

9.	INSURANCE

The Disclosure Letter contains a list of current insurance and indemnity policies in respect of which the Company has an interest (together the "Policies"). So far as the Seller is aware each of the Policies is valid and enforceable and is not void or voidable.

10.	CONTRACTUAL MATTERS

10.1	Validity of agreements

So far as the Seller is aware no party with whom the Company has entered into an agreement or arrangement which is material to the operation of the business of the Company is in material breach of such agreement or arrangement. So far as the Seller is aware no matter exists which might give rise to such breach.

10.2	Standard terms and conditions

A copy of the standard terms and conditions of business of the Company are annexed to the Disclosure Letter.

10.3	Material agreements

(a)	The Company is not a party to and is not liable under any contract, transaction, arrangement or liability which was entered into other than by way of a bargain at arm's length.

(b)	The Company is not a party to and is not liable under:

(i)	an agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association); or

(ii)	a distributorship, agency, marketing, licensing or management agreement or arrangement.

11.	LIABILITIES

11.1	Debts owed to the Group

There are no debts owing to the Company other than trade debts incurred in the ordinary and usual course of business.

11.2	Debts owed by the Company

(a)
The Company does not have any outstanding borrowing or indebtedness in the nature of borrowing (including, any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained), forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing) other than:

(i)	moneys borrowed from third parties (which do not exceed CHF50,000 in aggregate and details of which as at the Completion Date are set out in the Disclosure Letter; and

(ii)	trade debts incurred in the ordinary and usual course of business.

(b)	The Company has not received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

(c)
There has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any borrowing or indebtedness of the Company or to enforce any security given by the Company.

11.3	Guarantees and indemnities

(a)	The Company is not a party to any guarantee, indemnity, or suretyship with respect to another person's obligations.

(b)	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person.

12.	BROKERAGE OR COMMISSIONS

No person is entitled to receive from the Company a finder's fee, brokerage or commission in connection with this agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

13.	OFFICERS AND EMPLOYEES

13.1	Particulars of officers and employees

The particulars of all officers and employees annexed to the Disclosure Letter show the job title, date of commencement of employment, and date of birth of every officer and employee of the Company.

13.2	Remuneration and benefits

The particulars annexed to the Disclosure Letter show all remuneration and other benefits:

(a)	actually provided; and

(b)	which the Company is bound to provide (whether now or in the future)

to each officer and employee of the Company.

13.3	Terms and conditions

(a)
The Disclosure Letter contains examples of all the standard terms and conditions, staff handbooks and policies which apply to officers and employees of the Company and identifies which terms and conditions apply to which employees.

(b)
There are no terms and conditions in any contract with any officer or employee of the Company pursuant to which such person will be entitled to receive any payment or benefit or such person's rights will change as a direct consequence of the transaction contemplated by this agreement.

13.4	Notice periods

The terms of employment of all officers and employees of the Company are such that their employment may be terminated by not more than 12 weeks' notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

13.5	Changes since the Accounts Date

Since the Accounts Date the Company has not made any changes to the emoluments or benefits of or any bonus to any of its officers or employees and the Company is under no obligation to make any such changes with or without retrospective operation.

13.6	Loans

There are no amounts owing or agreed to be loaned or advanced by the Company to any directors, officers and employees of the Company (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

13.7	Payment up to Completion

All salaries and wages and other benefits of all employees of the Company have, to the extent due, been paid or discharged in full.

13.8	Industrial relations

(a)	No trade union, staff association or any other body representing workers is recognised by the Company for the purposes of collective bargaining.

(b)	The Disclosure Letter contains copies of any collective agreements between the Company and any trade union, staff association or any other body representing workers.

(c)	The Company is not engaged or involved in any trade dispute with any employee, trade union, staff association or any other body representing workers.

13.9	Claims by officers and employees

No past or present officer or employee of the Company or any predecessor in business has instigated any claim or right of action against the Company:

(a)	in respect of any accident or injury which is not fully covered by insurance; or

(b)	for breach of any contract of services or for services; or

(c)	for loss of office or arising out of or connected with the termination of his office or employment.

14.	TAXATION

14.1	Payment and Returns

(a)	The Company has duly and punctually paid all Tax which it has become liable to pay and is not under any liability to pay any penalty, interest, surcharge or fine in connection with any Tax.

(b)
The Company has made all returns, maintained all records and provided all information in relation to Tax as it is required to make, maintain or provide and has complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Taxation Authority.

(c)
The Company is not involved in any dispute in relation to Tax and no Taxation Authority has investigated or, so far as the Seller is aware, indicated that it intends to investigate the Tax affairs of the Company other than under the normal tax audit procedures of the relevant Taxation Authority.

14.2	Stamp Duty and Documentary Taxes

(a)	All documents in the enforcement of which the Company is interested have been duly stamped and all such duty, interest and penalties have been duly paid.

(b)	The Company is not liable for any tax or duty on any contributions of capital whether formal or informal.

14.3	Value Added Tax

(a)	Each Group Company:

(i)	is registered for the purposes of any VAT legislation in Switzerland (the "VAT legislation");

(ii)	has made, given, obtained and kept, in all material respects, up to date, full and accurate records, invoices and documents appropriate or required for the purposes of the VAT legislation; and

(iii)	has complied in all material respects with all other applicable VAT legislation and in particular has filed all returns and made all payments of VAT on a timely basis.

14.4	Deductions

The Company has deducted or withheld all Tax which it has been obliged by law to deduct or withhold from amounts paid by it, has properly accounted to the relevant Taxation Authority for all amounts of Tax so deducted or withheld and has otherwise complied in all material respects with its legal obligations in respect of such deductions or withholdings.

14.5	Indemnities

The Company has no liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person's liability to Tax.

14.6	Transfer Pricing

So far as the Seller is aware, all transactions entered into by the Company have been entered into on an arm's length basis and the consideration (if any) charged or received or paid by the Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm's length and no notice or enquiry by any Taxation Authority has been made in connection with any such transaction.

14.7	Residence

The Company has at all times since incorporation been resident only in its jurisdiction of incorporation for all Tax purposes. The Company is not liable to Tax in any jurisdiction other than the jurisdiction in which it is incorporated nor does the Company have or has ever had a permanent establishment in a jurisdiction other than the jurisdiction of incorporation.

14.8	Tax Avoidance

The Company has not entered into nor been a party to any scheme or arrangement designed wholly or mainly for the purposes of avoiding or deferring a liability to Tax.

14.9	Groups

The Company is not and has never been a member of a group of companies or a fiscal consolidation or a fiscal unity for the purposes of any corporate income Tax.

15.	INFORMATION

The information set out in schedule 1 of this agreement is true and not misleading.

16.	MANAGEMENT ACCOUNTS

The management accounts of the Company in the agreed terms have been prepared by the Company adopting the same accounting policies and principals as those adopted in the preparation of the Accounts and give a fair view of the state of affairs and financial position of the Company as at and for the period in respect of which they have been prepared, but it is hereby acknowledged that they have not been independently reviewed or audited.

SCHEDULE 5

Seller Protection Clauses

1.
Save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out full details of the relevant claim (including the grounds on which such claim is based and the amount claimed to be payable in respect thereof) shall have been served upon the Seller by the Buyer:

1.1	in the case of a claim under the Warranties (other than the Warranties relating to Tax) by not later than 5.00 p.m. on the first anniversary of the date hereof; and

1.2	in the case of a claim under the Warranties relating to Tax by not later than 5.00 p.m. on the seventh anniversary of the date hereof,

and the liability of the Seller for any claim specified in such notice shall absolutely determine and cease if either (unless the amount payable in respect of the relevant claim has been agreed by the Seller within six months of the date of such written notice);

(a)	legal proceedings have not been instituted in respect of such claim by the due service of process on the Seller within six months of the date of such written notice; or

(b)
in the event that the Seller shall make in respect thereof a request pursuant to paragraph 8.2(a), if legal proceedings have not been instituted by the Buyer in respect of such claim by the due service of process on the Seller within three months of the date on which pursuant to paragraph 8.2(a) judgment is given by a court of competent jurisdiction in respect of such proceedings as shall have been instituted by the Buyer pursuant to such request or the date settlement is reached in such third party proceedings with the consent of the Seller or on which the Seller and the Buyer agree that proceedings or other action against the third party shall be abandoned.

For the purpose of this paragraph 1 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller.

2.	Save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties:

2.1	where the liability of the Seller in respect of that claim would (but for this paragraph) have been less than US$50,000; or

2.2
unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under, paragraph 2.1 above) when aggregated with the liability of the Seller in respect of all other such claims shall exceed US$500,000.

3.
Save in the case of fraud or fraudulent concealment by the Seller, the aggregate liability of the Seller (before any netting off or set off of any liability of the Buyer) in respect of all claims whatsoever under this agreement shall not in any circumstances exceed US$2,000,000.

4.
In the event that an amount becomes due to the Buyer from the Seller arising from a Claim which has been settled between the Buyer and Seller or finally judicially decided (with no right of appeal), such amount shall be set-off against any amount outstanding or which will become due and payable by the Buyer to the Seller under the Put Option Deed.

5.
The Seller shall be under no liability in respect of any claim under the Warranties to the extent that the facts or circumstances giving rise thereto are fairly disclosed or referred to in the Disclosure Letter or provided for or stated to be exceptions under the terms of this agreement or are otherwise known or knowledge of which is to be imputed to or ought to be known by any member of the Buyer's Group or their respective agents or advisers at the date hereof. Nothing in the Disclosure Letter shall constitute a representation or warranty as to the accuracy of the information forming part of the Disclosure Letter.

6.	No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties to the extent that:

6.1
the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of the Buyer's Group otherwise than in the ordinary course of trading of the Group as at present carried on or which would not have arisen but for any claim, election or surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by the Buyer's Group under the provisions of any statutes relating to Tax;

6.2	the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability;

6.3
allowance, provision or reserve in respect of the matter giving rise to the claim shall have been made in the Accounts or to the extent that the matter giving rise to the claim shall have been noted or taken into account in the Accounts;

6.4	the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

(a)
any change in the accounting principles or practices of the Buyer's Group introduced or having effect after the date of this agreement unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in Switzerland including, where relevant, International Accounting Standards in relation to a business of the type carried on by the Company; or

(b)	any increase in the rates of taxation made after the date hereof; or

(c)	any change in law or regulation or in its interpretation or administration by the English courts or by any other fiscal, monetary or regulatory authority (whether or not having the force of law);

6.5
the loss or damage giving rise to the claim is recoverable by the Buyer's Group under any policy of insurance or would have been so recoverable but for any change in the terms of insurance since the date of this agreement;

6.6	the claim is for taxation which arises in respect of the ordinary course of business of the Company or any Subsidiary after the Accounts Date;

6.7	the claim relates to a claim or liability for taxation and would not have arisen but for any winding-up or cessation after Completion of any business or trade carried on by the Buyer's Group.

7.
In assessing any liabilities damages or other amounts recoverable by the Buyer as a result of any claim under the Warranties there shall be taken into account any benefit accruing to the Buyer's Group including, without prejudice to the generality of the foregoing, any amount of any tax relief obtained or obtainable by the Buyer's Group and any amount by which any taxation for which the Buyer's Group is or may be liable to be assessed or accountable is reduced or extinguished, arising directly or indirectly in consequence of the matter which gives rise to such claim.

8.
No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following the Buyer becoming aware of such matter the Buyer shall have given written notice thereof to the Seller and such matter shall not have been remedied to the reasonable satisfaction of the Buyer within the period of 30 days following the date of service of such notice.

8.1	This clause shall apply in circumstances where:

(a)
any claim is made against the Buyer's Group which may give rise to a claim by the Buyer against the Seller under the Warranties other than the Warranties applying to Taxation (the "General Warranties"); or

(b)
the Buyer's Group is or may be entitled to make recovery from some other person any sum in respect of any facts or circumstances by reference to which the Buyer has or may have a claim against the Seller under the General Warranties; or

(c)
the Seller shall have paid to the Buyer an amount in respect of a claim under the General Warranties and subsequent to the making of such payment the Buyer's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

8.2	The Buyer shall and shall procure that the Company shall:

(a)
(prior to taking any action against the Seller under the General Warranties in the case of paragraph 8.1(a) and paragraph 8.1(b)) promptly and diligently take all such action as the Seller may request including the institution of proceedings and the instruction of professional advisers approved by the Seller to act on behalf of the Buyer or the Company or any Subsidiary to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer's Group as is referred to in paragraph 8.1(a) or to make such recovery by the Buyer's Group as is referred to in paragraph 8.1(b) or paragraph 8.1(c), as the case may be, in accordance with the instructions of the Seller to the intent that such action shall be delegated entirely to the Seller; and

(b)	not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller; and

(c)	in the case of paragraph 8.1(c) only, promptly repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer.

9.	The Buyer shall:

9.1
Within 20 Business Days inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Buyer's Group whereby it appears that the Seller is or may be liable to make any payment in respect of any claim under the General Warranties or whereby it appears the Buyer's Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim; and

9.2	thereafter keep the Seller fully informed of all developments in relation thereto; and

9.3
provide access to its personnel, premises and chattels and give all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against the Buyer's Group under paragraph 8.1.

10.	No liability to make any payment in respect of any claim for Tax under the Warranties shall arise before:

(a)	in the case of a claim for Tax involving an actual payment of Tax, the last day on which a payment of that Tax becomes finally due and payable;

(b)	in the case of a claim for Tax involving the loss of a relief against Tax, the last day on which a payment of Tax becomes finally due and payable which would not, but for such loss, have been payable;

(c)	in the case of a claim for Tax involving the set off of a relief against Tax, the last day on which a payment of Tax would have become finally due and payable but for the set off of such relief.

(d)
in the case of a claim for Tax involving the loss of or reduction of a right to repayment of Tax, the day on which any repayment or increased repayment of Tax would, but for the loss of or reduction of such right to repayment, have been due.

11.
In the event that the Seller at any time after the date hereof shall wish to take out insurance against its liability hereunder the Buyer undertakes to provide such information as the prospective insurer may require before effecting such insurance.

12.
The Buyer's Group will take or procure the taking of all such steps and action as are necessary or as the Seller may require in order to mitigate any claim under the Warranties and the Buyer's Group shall act in accordance with such request. Nothing in this agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.

13.	Any liability of the Seller in respect of any claim under the Warranties which is based upon or referable to:

(a)
a shortfall, insufficiency or reduction of earnings, revenues or profits (whether or not consolidated, or before or after tax or extraordinary, exceptional or non-recurring items) of any member of the Group; or

(b)	an adverse effect on any such earnings, revenues or profits

arising in each case by virtue of the subject matters of the claim shall not exceed the amount of such shortfall, insufficiency, reduction or adverse effect which has occurred at the date of such claim.

SCHEDULE 6

Form of US Legal Opinion to be provided by Buyer's US Counsel

1.	Tally-Ho Ventures, Inc. (the "Buyer") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.
The Buyer has the corporate power and authority to execute and deliver the sale and purchase agreement relating to the sale of all the issued shares of Protrust Private Client SA between the Buyer and Protrust Financial Services Group SA (the "Sale and Purchase Agreement"), the Promissory Note, the Transitional Services Agreement and the Option Deed (as each is defined in the Sale and Purchase Agreement) and perform its obligations thereunder.

3.
The Buyer has taken all corporate action necessary to authorise the execution and delivery of the Sale and Purchase Agreement, the Promissory Note, the Transitional Services Agreement and the Option Deed and the performance of its obligations thereunder.

4.	The Buyer has duly executed and delivered the Sale and Purchase Agreement, the Promissory Note, the Transitional Services Agreement and the Option Deed.

5.
Each of the Sale and Purchase Agreement, the Promissory Note, the Transitional Services Agreement and the Option Deed is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganisation or other similar laws affecting the rights and remedies of creditors generally, and general principles of equity.

6.
The Consideration Shares (as defined in the Sale and Purchase Agreement) have been duly authorised and validly issued and are fully paid and non-assessable, and no holder thereof will be subject to personal liability be reason of being such a holder and the Consideration Shares are not subject to the pre-emptive rights of any shareholder of the Buyer.

7.
No authorisation, approval or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body is required for the execution and delivery by the Buyer of the Sale and Purchase Agreement, the Promissory Note, the Transitional Services Agreement and the Option Deed and the performance by the Buyer of its obligations thereunder.

Signed by Alex Bell for and on behalf of PROTRUST FINANCIAL SERVICES GROUP SA in the presence of:	) ) )

Signed by Nigel Gregg for and on behalf of TALLY-HO VENTURES, INC. in the presence of :	) ) )